EXHIBIT 99.1

BELLEVUE, Wash.—(BUSINESS WIRE)—Sept. 12, 2002—InfoSpace, Inc. (Nasdaq: INSP), a provider of wireless and Internet software and application services, today announced that its shareholders approved a 1-for-10 reverse stock split of all outstanding shares of common stock, as recommended by the Company’s Board of Directors.

The reverse split will be effective tomorrow, Sept. 13, 2002, and it is anticipated that the shares will begin trading on a post-split basis effective at the beginning of trading tomorrow.

“We applaud our shareholders’ decision to approve the proposed reverse stock split,” said Ed Belsheim, president and chief operating officer of InfoSpace, Inc. “We expect the reverse split authorized by today’s vote to raise the per share trading price of InfoSpace stock and address the issue of compliance with the Nasdaq Stock Market’s listing maintenance standard regarding minimum bid prices as well as help position us to achieve our goal of stock trading levels that meet the criteria of institutional holders.”

InfoSpace shareholders will receive one share of the Company’s common stock for each ten shares of common stock held as of the effective date of the reverse split. Upon tomorrow’s (Sept. 13, 2002) anticipated effective date, the number of shares of InfoSpace common stock outstanding will be approximately 30.9 million.

About InfoSpace, Inc.

InfoSpace, Inc. (Nasdaq: INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at

http://www.infospaceinc.com/.

This release contains forward-looking statements relating to the public market for InfoSpace, Inc.’s common stock, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such forward looking statements include statements regarding our future stock price, our ability to meet Nasdaq listing requirements and our ability to meet criteria of institutional shareholders. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:	InfoSpace, Inc.
Investor Contact—
Nicole Knowles, 425/201-8930
nknowles@infospace.com

or

Press Contact—
Adam Whinston, 425/201-8946
adam.whinston@infospace.com